U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

To

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ART DESIGN, INC.
(Exact name of registrant as specified in its charter)

.

Colorado	5020	86-1061005
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3636 S. Jason
Englewood, Colorado 80113
(303) 781-7280
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Kathy Sheehan
President
Art Design, Inc
3636 S. Jason
Englewood, Colorado 80113
(303) 781-7280
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of			Proposed
each Class		Proposed	Maximum
of Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered(2)	Registered	per Share (3)	Amount	Fee (1)

Common Stock	800,000	$0.25	$200,000	$100

________________________

(1)	Represents the minimum registration fee.

(2)
We intend to offer a minimum of 400,000 shares of our common stock (the "Shares") up to a maximum of 800,000 Shares. We will establish an escrow account and all proceeds will be deposited into said account until such time as the minimum subscription, or $100,000 is raised, at which time the funds will be released to us for use in operations. In the event we do not raise the minimum proceeds before the expiration date of the offering, all funds raised will be returned promptly to the subscribers without deductions or interest.

(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).
______________________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

PROSPECTUS

ART DESIGN, INC.
400,000 shares of common stock (Minimum Offering)
800,000 shares of common stock (Maximum Offering)
$0.25 Per Share

This is the initial offering of common stock of Art Design, Inc. No public market currently exists for these shares. Art Design, Inc. is offering for sale a minimum of 400,000 shares, up to a maximum of 800,000 shares of its common stock on a "self-underwritten", best efforts basis, which means our officers and directors will attempt to sell the shares. The shares will be offered at a price of $0.25 per share for a period of one hundred and twenty (120) days from the date of this prospectus, subject to a ninety (90) day extension. There is no minimum amount of shares required to be purchased by any particular investor.

Art Design, Inc. is a company with a limited operating history. Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a complete loss of your investment. Before investing, you should carefully read this prospectus and, particularly, the "Risk Factors" section, beginning on page 6. .

Neither the U.S. Securities and Exchange Commission nor any state securities division has approved or disapproved these securities, passed upon the truthfulness or accuracy, or determined if this prospectus is current or complete. Any representation to the contrary is a criminal offense.

	Public	Underwriting
	Offering	or Sales	Proceeds to
	Price	Commissions	Art Design, Inc.

Common Stock (1)
Total Offering -
Minimum Offering (2)(3)	$0.25	$ 0	$100,000
Maximum Offering	$0.25	$ 0	$200,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

_______________

(1)	As of the date of this prospectus, there is no public trading market for our common stock and no assurance that a trading market for our shares will ever develop.

(2)
Pending the receipt and payment of any checks gathered to satisfy the $100,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering. The Escrow Agent is Community Banks of Colorado, who has the sole signature authority over this account and determines whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension period, for a potential total of 210 days. See "Use of Proceeds" and "Plan of Distribution".

(3)	The proceeds to the Company are shown before deduction for legal, accounting, printing, and other expenses, estimated at $27,000. See "Use of Proceeds" and "Dilution".
_______________

Subject to Completion, Dated ________, 2006

ART DESIGN, INC.
3636 S. Jason
Englewood, Colorado 80113

SUMMARY OF PROSPECTUS

General Information about Our Company

Art Design, Inc. was incorporated in the State of Colorado on January 16, 2002. References in this document to "us," "we," or "Company" refer to Art Design, Inc.

We are a provider of custom framed artwork, accessories, and interior design consulting. We currently operate exclusively in Colorado We market and sell our products and services to commercial and professional business offices, along with residential clients. We have a history of declining revenues and losses. Our auditors have expressed doubts about our ability to continue as a going concern. Our headquarters are located at 3636 S. Jason, Englewood, Colorado 80113. Our phone number at our headquarters is (303) 781-7280. Our fiscal year end is December 31.

The Offering

Following is a brief summary of this offering. Please see the Plan of Distribution; Terms of the Offering section for a more detailed description of the terms of the offering.

Securities Being Offered	A minimum of 400,000 shares and up to a maximum of 800,000 shares of common stock, par value $.001.

Offering Price per Share	$0.25

Offering Period	The shares are being offered for a period not to exceed 120 days, unless extended by our board of directors for an additional 90 days.

Gross Proceeds to Our Company	$100,000 (Minimum Offering) $200,000 (Maximum Offering)

Use of Proceeds	We intend to use the proceeds to pay for offering expenses and to develop our current business operations.

Number of Shares Outstanding Before the Offering:	10,300,000

Number of Shares Outstanding After the Offering:	10,700,000 (minimum offering) 11,100,000 (maximum offering)

Plan of Distribution
 This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares they sell. The officers and directors will not purchase Shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount..

Escrow Account
Pending sale of the $100,000 minimum, all proceeds will be held in non-interest bearing escrow account by the Escrow Agent for this offering. The Escrow Agent is Community Banks of Colorado. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension  period, for a potential total of 210 days. See "Use of Proceeds" and "Plan of Distribution".

Use of Proceeds	The proceeds of this Offering will be used to add inventory, to pay for marketing activities, and for the costs of the Offering. See “Use of Proceeds.”

Investor Suitability Requirements
This offering is limited to investors resident in Colorado and Texas. Texas residents must comply with certain requirements. See ”Investor Suitability Requirements.” Purchasers in any subsequent trading market must comply with the applicable securities laws of the State in which they purchase our common stock.

Subscription Agreement and Procedures
We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A. Subscriptions are not binding until accepted.

Risk Factors
An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. You should carefully consider the information set forth in the “Risk Factors” section.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

Risks Associated With our Company:

We have had a history of losses and may not be able to develop profitability.

We had a net loss of $8,953 on revenues of $62,009 for the fiscal year ended December 31, 2005, compared to a net loss of $21,784 on revenues of $73,558 for the fiscal year ended December 31, 2004.  We had a net loss of $8,515 on revenues of $16,135 for the six months ended June 30, 2006, as compared to a net loss of $559 on revenues of $33,414 for the six months ended June 30, 2005.  We cannot assure you that we will generate profits in the future, even if our sales increase dramatically. We will need to generate greater revenues and improved margins to achieve and maintain profitability in the future. If our operating losses continue on a long-term basis, we may experience a shortage of working capital that could adversely affect our business or our ability to continue our business, in which case our stock price may decline, perhaps significantly, and you could lose the value of your investment.

We have had a history of declining revenues and may not be able to develop profitability.

We had revenues of $62,009 for the fiscal year ended December 31, 2005, compared to revenues of $73,558 for the fiscal year ended December 31, 2004. For the six months ended June 30, 2006, we had revenues of $16,135, which would give us lower annual revenues for 2006 than previous years if the trend continues. We cannot assure you that our sales will increase. We must generate greater revenues and improved margins to achieve and maintain profitability in the future. If our revenues continue to decline, we may experience a shortage of working capital that could adversely affect our business or our ability to continue our business, in which case our stock price may decline, perhaps significantly, and you could lose the value of your investment.

Because we had incurred continuing operating losses, our accountants have expressed doubts about our ability to continue as a going concern.

For the fiscal year ended December 31, 2005, our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to locate clients who will purchase our products and use our services; and

•	our ability to generate revenues.

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

The concept for our business model was developed in 2002. Even though we have operated as a corporation for some time, we have a limited operating history, based upon limited revenues and a lack of profitability. These factors make it difficult to evaluate our business on the basis of historical operations. As a consequence, our past results may not be indicative of future results. Although this is true for any business, it is particularly true for us because of our limited operating history. Reliance on historical results may hinder our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. For example, if we overestimate our future sales for a particular period or periods based on our historical growth rate, we may increase our overhead and other operating expenses to a greater degree than we would have if we correctly anticipated the lower sales level for that period and reduced our controllable expenses accordingly. If we make poor budgetary decisions as a result of unreliable historical data, we could be continue to incur losses, which may result in a decline in our stock price.

We have no experience as a public company.

We have never operated as a public company. We have no experience in complying with the various rules and regulations which are required of a public company. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations which are required of a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of your losing your entire investment in us.

Our clients have no obligation to purchase from us, which may result in sudden declines in sales.

Our client mix currently consists of approximately ninety percent commercial and professional business offices, and ten percent high-end residential homes. We do not have supply agreements or other volume commitments that are binding on our clients, and our sales originate solely from individual purchase orders that we negotiate with our individual clients. As a consequence, our clients are not obligated to purchase any amount of our products and they may choose to stop or decrease their level of product purchases from us at any time, without giving us prior notice. This could cause our sales to fluctuate, and we could experience a sudden and unexpected decline in sales. We could experience unexpected operational losses if our client sales were to decline significantly without notice.

We currently rely upon two clients for a majority of our sales, which means that we could be severally impacted by the loss of one or both of them.

Our revenue projections are subject to greater uncertainty than if we had volume commitments from one or more of our largest clients. Our two top clients in fiscal year 2004 accounted for approximately 26% of our revenues, in fiscal year 2005 accounted for approximately 52% of our revenues, and approximately 77% of our revenues for the three months ended June 30, 2006. We could be severally impacted by the loss of one or both of them. As long as we rely upon a few clients for a majority of our sales, we could be subject to uncertain revenue results, if we lose a major client. We cannot assure you that these clients, or any of our clients, will continue to purchase our products in significant volume, or at all.

We are implementing a strategy to grow and expand our business, which is expensive and may not generate increases in our revenues.

We intend to expand our business, and we plan to incur expenses associated with our growth and expansion. Although we recently raised funds through private offerings to implement our growth strategy, these funds may not be adequate to offset all of the expenses we incur in expanding our business. We will need to generate greater revenues to offset expenses associated with our growth, and we may be unsuccessful in achieving greater revenues, despite our attempts to grow our business. If our growth strategies do not result in increased revenues, we may have to abandon our plans for further growth or may even reduce the current size of our operations.

 We may need to raise additional funds, and these funds may not be available when we need them.

Based on our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. This has not always been the case, since we have had a history of losses. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $90,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations . In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. . We cannot assure that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, then we may need to change our business strategy and reduce our rate of growth.

We must effectively manage the growth of our operations, or we may outgrow our current infrastructure.

As of June 30, 2006, we had two employees. If we experience rapid growth of our operations, we could see a backlog of client orders. We can resolve these capacity issues by hiring additional personnel and upgrading our infrastructure. However, we cannot guarantee that sufficient additional personnel will be available or that we will find suitable technology to aid our growth. In any case, we will continue pursuing additional sales growth for our company. Expanding our infrastructure will be expensive, and will require us to train our workforce, and improve our financial and managerial controls to keep pace with the growth of our operations.

Because we are small and do not have much capital, we must limit our operations. A company in our industry with limited operations has a smaller opportunity to be successful.

Because we are small and do not have much capital, we must limit our operations. We must limit our operations to the State of Colorado as the only geographical area in which we operate. Because we may have to limit our operations, we may not generate sufficient sales to make a profit. If we do not make a profit, we may have to suspend or cease operations.

Because our current officers and directors are involved with other businesses in the same industry, the manner in which we operate may create the possibility of a conflict of interest.

All of our officers and directors are also involved with other businesses in the same industry. Mr. and Mrs. Sheehan own the Accessory Warehouse, Inc. Mrs. Gregarek is an independent contractor for interior design work. These other arrangements could create conflict of interest with respect to our operations. Each of our officers and directors is aware of their responsibilities with respect to corporate opportunities and plan to operate our Company in such a manner as to minimize the effect of any conflict of interest. These officers will use their best judgments to resolve all such conflicts. This would mean contracting with the Company on the same or better terms than with unaffiliated third parties and only selling through the Company in their dealings with the public. The other related business activities of our officers and directors involve sales limited to design professionals. However, there may be an inherent conflict of interest in the arrangement. We cannot guarantee that any potential conflicts can be avoided.

Our success will be dependent upon our management.

Our success will be dependent upon the decision making of our directors and executive officers. These individuals intend to commit as much time as necessary to our business, but this commitment is no assurance of success. The loss of any or all of these individuals, particularly Mr. and Mrs. Sheehan, could have a material, adverse impact on our operations. We have no written employment agreements with any officers and directors, including Mr. and Mrs. Sheehan. We have not obtained key man life insurance on the lives of any of these individuals.

We face substantial competition from numerous sources, many of which have access to better resources.

Competition in sale of art work and interior design services is intense. We compete with a diverse group of competitors ranging from internet businesses to traditional brick-and-mortar companies, many of which have greater resources than we do. We believe that barriers to entry in this business are not significant and start-up costs are relatively low, so our competition may increase in the future. Our belief that there are minimal barriers to entry is based on our observation that operations such as ours do not require the ownership of warehouses, showrooms or factories to operate, which we think is because (i) our direct ship business can be operated with minimal warehousing needs and costs, which are significantly less than traditional models, (ii) wholesale product orders can be placed after receipt of client orders, in order to further reduce warehousing needs, (iii) samples can be shown to clients at little or no cost, without the necessity of showroom space for actual product, (iv) if a competitor wants showroom space, it is typically available for lease at competitive rates in most United States markets, and (v) all manufacturing can be done by third party suppliers, so there is no need to own or lease a manufacturing facility. New competitors may be able to launch new businesses similar to ours, and current competitors may  replicate our business model, at a relatively low cost. If competitors with significantly greater resources than ours decide to replicate our business model, they may be able to quickly gain recognition and acceptance of their business methods, products and services through marketing and promotion. We may not have the resources to compete effectively with current or future competitors. If we are unable to effectively compete, we will lose sales to our competitors and our revenues will decline.

Our directors have the ability to significantly influence any matters to be decided by the stockholders, which may prevent or delay a change in control of our company.

The current members of our Board of Directors beneficially own, in the aggregate, approximately 83% of our common stock, on a fully diluted basis. As a result, if they choose to vote in concert, our directors are collectively able to significantly influence the outcome of any corporate matters submitted to our stockholders for approval, including any transaction that might cause a change in control, such as a merger or acquisition. It is unlikely that stockholders in favor of a matter, which is opposed by the Board of Directors, would be able to obtain the number of votes necessary to overrule the vote of the Board of Directors. Further, the control by the directors means that they may make decisions for us with which you may disagree or that you may feel is not in our best interests.

We may need to substantially increase our marketing efforts in order to grow our business, which is expensive.

In order to grow our business, we will need to develop and maintain widespread recognition and acceptance of our company, our business model, our services and our products. We believe that we have presented our service and product offering to only a small percentage of the potential market. Currently, we rely primarily on word of mouth from our existing clients and contacts we develop personally through industry events to promote and market ourselves. In order to successfully grow our company, we may need to significantly increase our financial commitment to creating awareness and acceptance of our company among retailers, which would be expensive. In fiscal year 2005, marketing and advertising expenses were negligible. If we fail to successfully market and promote our business, we could lose current clients to our competitors, or our growth efforts may be ineffective. If we incur significant expenses promoting and marketing ourselves, it could cause our profitability to decline.

Our business is not diversified, which could result in significant fluctuations in our operating results.

All of our business is involved in the marketing of art work products and interior design services, and, accordingly, is dependent upon trends in the interior design sector. Downturns in the interior design sector could have a material adverse effect on our business. A downturn in the interior design sector may reduce our stock price, even if our business is successful.

Risks Associated with this Offering:

Buying low-priced penny stocks is very risky and speculative.

The shares being offered are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this offering in the public markets.

We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell them through our officers and directors, who will receive no commissions. We will hold investment meetings and invite our friends, acquaintances and relatives in an effort to sell the shares to them; however, there is no guarantee that we will be able to sell any of the shares. In the event we are unable to sell most of the shares in this offering, we will be forced to reduce our proposed business operations until such time as additional monies can be obtained, either through loans or financings.

You will incur immediate and substantial dilution of the price you pay for your shares.

Our existing stockholders acquired their shares at a cost substantially less than that which you will pay for the shares you purchase in this offering. Accordingly, any investment you make in these shares will result in the immediate and substantial dilution of the net tangible book value of those shares from the $0.25 you pay for them. As of June 30, 2006, our net tangible book value (assuming that a total of 10,300,000 Common Shares were issued and outstanding) was $22,731 or approximately $0.002 per share. Assuming that $177,000 of maximum net proceeds are realized from this Offering, the dilution to new investors from the Offering price of $0.25 per share will be approximately $0.232 per share, and the gain by existing investors will be approximately $0.011 per share. Assuming that $77,000 of minimum net proceeds are realized from this Offering, the dilution to new investors from the Offering price of $0.25 per share will be approximately $0.241 per share, and the gain by existing investors will be approximately $0.007 per share.

Our common stock currently has no trading market and there is no guarantee a trading market will ever develop for our securities.

There is presently no demand for our common stock. There is presently no public market for the shares being offered in this prospectus. While we do intend to apply for quotation in the Over-the-Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

The over-the-counter market for stock such as ours has had extreme price and volume fluctuations.

The securities of companies such as ours have historically experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

All of our common stock is restricted but could become eligible for resale under Rule 144; this could cause the market price of our common stock to drop significantly, even if our business is doing well.

Of our total outstanding shares following this offering, 10,300,000 or 96% (minimum) or 93% (maximum) are restricted from immediate resale but may be sold into the market subject to volume and manner of sale limitations under Rule 144 beginning in May, 2007. This could cause the market price of our common stock to drop significantly, even if our business is doing well. After this offering, we will have outstanding 11,100,000 shares (maximum) or 10,700,000 (minimum) of common stock based on the number of shares outstanding at June 30, 2006. This includes the common shares we are selling in this offering, which may be resold in the public market immediately.

As restrictions on resale end, the market price of our stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

We do not expect to pay dividends on common stock.

We have not paid any cash dividends with respect to our common stock, and it is unlikely that we will pay any dividends on our common stock in the foreseeable future. Earnings, if any, that we may realize will be retained in the business for further development and expansion.

USE OF PROCEEDS

We have estimated the total proceeds from this offering to be $100,000, assuming a minimum subscription, or $200,000, assuming all shares are sold, which we cannot guarantee. These proceeds do not include offering costs, which we estimate to be $27,000. We expect to disburse the proceeds from this offering in the priority set forth below, during the first 12 months after successful completion of this offering:

	Minimum	Maximum
	Offering	Offering

Total Proceeds	$100,000	$200,000
Less: Estimated Offering Expenses (1)	27,000	27,000

Proceeds to Us:	$ 73,000	173,000

Expand Operations(2)	$ 53,000	$153,000
Working Capital(3)	$ 20,000	$20,000

 ____________

(1)	Offering expenses include legal, accounting, printing, and escrow agent fees. The escrow agent fees are estimated at $500.

(2)
We plan to purchase additional inventory for our operations. The inventory will consist of art work, accessories, and furniture in such combinations as we feel may be most readily saleable. If we raise an amount between the minimum and maximum, we will use it for additional working capital, at the discretion of our board of directors.

(3)
We plan to spend our working capital in the following areas: marketing and sales of the Company's services and for general operations of the Company. Most of the funds will be used for mass marketing tools, such as brochures or leaflets. We may use some of the funds as refundable advances for commission salespeople. The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

•	Sales generated from present and anticipated operations,

•	The development of marketing and sales resources,

•	Administrative and legal expenses, and

•	Other requirements not now known or estimable.
__________________

Until we use the net proceeds for the above purposes, we intend to invest such funds in short-term interest-bearing investment grade obligations and deposit accounts.

If we raise an amount between the minimum and maximum, we will use the excess amount above the minimum but below the maximum to expand our operations, as discussed above.

We believe that our available cash and existing sources of funding, together with the minimum proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next twelve months.

DETERMINATION OF OFFERING PRICE

The offering price of the shares has been determined arbitrarily by us. We considered no aspect of our capital structure in determining the offering price or the number of shares to be offered. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders. As of June 30, 2006, the net tangible book value of our shares was $22,731, or approximately $0.002 per share, based upon 10,300,000 shares outstanding.

Upon completion of this offering, but without taking into account any change in the net tangible book value after completion of this offering, other than that resulting from the sale of the minimum (maximum) Shares and receipt of the net proceeds of $100,000 ($200,000), less offering expenses of $27,000, the net tangible book value of the 10,700,000 shares to be outstanding, assuming a minimum subscription, will be $99,731, or approximately $0.009 per Share. If the maximum number of Shares are sold, of which there can be no guarantee, the net tangible book value of the 11,100,000 shares to be outstanding would be $199,731, or approximately $0.018 per share. Accordingly, the net tangible book value of the Shares held by our existing stockholders will be increased by $0.007 per share, assuming a minimum subscription, or $0.011 per share, assuming a maximum subscription, without any additional investment on their part, and the purchasers of Shares in this Offering will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.25 per Share) of $0.241 per share if we only sell the minimum number of shares in this offering. If we sell the maximum amount, they will incur immediate dilution (a reduction in net tangible book value per Share from the offering price of $0.25 per Share) of $0.232 per share.

After completion of the sale of the minimum number of shares in this offering, the new shareholders will own approximately 4% of the total number of shares then outstanding, for which they will have made a cash investment of $100,000, or $0.25 per Share. Upon completion of the sale of the maximum number of Shares in this offering, the new shareholders will own approximately 7% of the total number of shares then outstanding, for which they will have made a cash investment of $200,000, or $0.25 per Share. The existing stockholders will own approximately 96% and 93% based on the minimum and maximum proceeds received of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $65,199, or $0.006 per Share.

The following table illustrates the per share dilution to new investors, assuming both the minimum and maximum number of shares being offered, and does not give any effect to the results of any operations subsequent to June 30, 2006 or the date of this registration statement:

	Minimum Offering	Maximum Offering

Public Offering Price Per Share	$0.25	$0.25

Net Tangible Book Value Prior To This Offering	$0.002	$0.002

Net Tangible Book Value After Offering	$0.009	$0.018

Immediate Dilution Per Share To New Investors	$0.241	$0.232

The following table summarizes the number and percentage of shares purchased, the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

		Total
	Price Per Share	Number of Shares Held	Percent of Ownership	Consideration Paid
Existing Stockholders	$0.006	10,300,000	96%(minimum) 93%(maximum)	$65,199

Investors in This Offering (Minimum)	$0.25	400,000	4%	$ 100,000

Investors in This Offering (Maximum)	$0.25	800,000	7%	$ 200,000

 INVESTOR SUITABILITY REQUIREMENTS

Geographical Requirements

This offering is limited to investors resident in Colorado and Texas.

Requirements for Investors in Texas

Investors in Texas must have either: (i) a gross income of at least $65,000 in the prior year and a reasonable expectation of such income in the current year and a net worth of at least $65,000, excluding the investor's home, home furnishings and automobiles; or (ii) a net worth of at least $150,000, excluding the investor's home, home furnishings, and automobiles.

INVESTOR SUITABILITY STANDARDS REPRESENT MINIMUM REQUIREMENTS FOR INVESTORS AND THE SATISFACTION OF THESE STANDARDS DOES NOT NECESSARILY MEAN THE SHARES ARE A SUITABLE INVESTMENT FOR ANY INVESTOR.

Each prospective investor should consult with his, her or its own attorney, accountant and/or financial advisor to discuss the implications of the information contained herein and the merits and risks of an investment in the shares. WE reserve the right to make OUR own DETERMINATION, in OUR sole discretion, as to whether any prospective investor meets the above suitability standards.

Purchasers in any subsequent trading market must comply with the applicable securities laws of the State in which they purchase our common stock.

PLAN OF DISTRIBUTION

This is a self-underwritten offering. This prospectus is part of a registration statement that permits our officers and directors to sell the Shares directly to the public, with no commission or other remuneration payable to them for any Shares they sell. Each of our officers and directors will be selling in this offering on behalf of the Company, and not on their individual behalf. None of these persons is a broker, dealer, or associated person with a broker-dealer. There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer.

The officers and directors will not purchase Shares in this offering, including, but not limited to, purchases of Shares in order to reach the minimum offering amount..

In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934. We believe that Mr. Sheehan, Mrs. Sheehan and Mrs. Gregarek specifically meet the provisions of Rule 3a4-1(a)(1)-(3) and (4)(ii) because neither is subject to a statutory disqualification, as that term is defined under Section 3(a)39 of the Securities Exchange Act of 1934; neither will be compensated, directly or indirectly for his participation in the offering; neither will not be, at the time of his participation, an associated person of a broker or dealer; and both will meet all of the elements of Rule 3a4-1(a)(4)(ii).

The Shares will be sold at the fixed price of $0.25 per Share until the completion of this offering. There is no minimum amount of subscription required by any particular investor.

This offering will commence on the date of this prospectus and continue for a period of 120 days, unless we extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us for a potential total of 210 days. (the "Expiration Date").

Pending the receipt and payment of any checks gathered to satisfy the $100,000 minimum, all proceeds will be held in a non-interest bearing escrow by the Escrow Agent for this offering. The Escrow Agent is Community Banks of Colorado, who has the sole signature authority over this account and determines whether the minimum offering requirements are satisfied. Funds will be deposited in this escrow account no later than noon on the business day following receipt. In the event the minimum is not sold within the 120-day offering period or any extension of an additional 90 days at our discretion, this offering will terminate and all funds will be returned promptly to subscribers by the Escrow Agent without any deductions or payment of interest. Subscribers will not be entitled to a return of funds from such escrow during the 120-day offering period or any extension period, for a potential total of 210 days. Once the minimum offering requirements are satisfied,, the funds will be released to us for use in the implementation of our business plans. (See "Use of Proceeds".) The offering will then continue until the maximum offering is sold and the total of $200,000 is received, or the offering expires, whichever first occurs. Once the maximum amount has been raised, all funds collected up to the maximum will be deposited directly into our operating bank account for use in operations. In the event the minimum offering amount is not sold prior to the Expiration Date, all monies will be returned to investors, without interest or deduction.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Each of our directors is elected by the stockholders to a term of one year and serves until his successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Age	Position(s)
Kathy Sheehan 3636 S. Jason Englewood, Colorado 80113	44	President, Chief Executive Officer, Treasurer, Chief Financial Officer and Director

Todd Sheehan 3636 S. Jason Englewood, Colorado 80113	52	Secretary and Director

Rebecca Gregarek 3636 S. Jason Englewood, Colorado 80113	51	Director

The persons named above are expected to hold said offices/positions until the next annual meeting of our stockholders. These officers and directors are our only officers, directors, promoters and control persons. Todd and Kathy Sheehan are husband and wife.

Background Information about Our Officers and Directors

Kathy Sheehan has been the President Chief Executive Officer, Treasurer, Chief Financial Officer and a Director of our company since inception in January, 2002. She has been the Chief Financial Officer, director and principal owner of Accessory Warehouse, Inc., a private company in the wholesale art framing manufacturing and home furnishing warehouse business, located in Denver, Colorado, from 1992 to the present. She attended Front Range Community College from 1980 to 1983. She has completed the Dale Carnegie Leadership Course. She will devote a minimum of forty hours per month to our operations.

Todd Sheehan has been the Secretary and Director of our company from inception in January, 2002. He has been the Chief Executive Officer, director and principal owner of Accessory Warehouse, Inc., a private company in the wholesale art framing manufacturing and home furnishing warehouse business, located in Denver, Colorado , from 1984 to the present. He does not hold an academic degree. He will devote a minimum of forty hours per month to our operations.

Rebecca Gregarek has been a Director of our company since May, 2006. She has been involved in the interior design business in various capacities since 1975. From 2005 to the present, she has also been an Interior Design Consultant with By Design Group, Englewood, Colorado. From 2001-2005, she was associated with Home Builders Flooring, LLC- HBF Designs, Denver, Colorado. This group worked at the Shea Design Center in Highlands Ranch, Colorado to develop custom window Coverings and after-market sales for new home buyers. She oversaw a sales team in training and developing marketing and advertising strategies. Her group won the JD Powers Award for customer satisfaction for 2001, 2002 and 2003. Ms. Gregarek does not hold an academic degree but attended Arapahoe Community College, with courses in Interior Design. She is a Certified Window Fashion Designer and a member of American Society of Interior Designers. She will devote minimum of ten hours per month to carry out her responsibilities.

EXECUTIVE COMPENSATION

None of our officers and directors are compensated for the work they perform on our behalf. However, our officers and directors are reimbursed for any out-of-pocket expenses they incur on our behalf. In addition, in the future, we may approve payment of salaries for our management, but currently, no such plans have been approved. In addition, none of our officers, directors or employees is a party to any employment agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what such ownership will be assuming completion of the sale of all shares in this offering, which we can't guarantee. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares. A total of 10,300,000 shares are issued and outstanding.

			Percentage of Ownership
	No. of	No. of
Name and Address	Shares	Shares	Before	After Offering
Beneficial	Before	After	Offering
Owner(1)	Offering	Offering		Min.	Max.

Kathy Sheehan(2) 3636 S. Jason Englewood, Colorado 80113	5,150,000	5,150,000	50%	48%	46%

Todd Sheehan(2) 3636 S. Jason Englewood, Colorado 80113	5,150,000	5,150,000	50%	48%	46%

Rebecca Gregarek(3) 3636 S. Jason Englewood, Colorado 80113	3,350,000	3,350,000	33%	31%	30%

Sanders Huttner Partnership 651 Bering Dr. #2002 Houston, Texas 77057	700,000	700,000	7%	7%	6%

All Officers and Directors as a Group (three persons)	8,500,000	8,500,000	83%	79%	76%
_______________________

(1)	All shares of owned beneficially or of record.
(2)
Kathy and Todd Sheehan are husband and wife. Kathy Sheehan owns 2,550,000 shares of record. Todd Sheehan owns 2,450,000 shares of record. The minor children of Mr. and Mrs. Sheehan own a total of 150,000 shares of record.

(3)
Rebecca Gregarek owns 3,200,000 shares of record. Her husband owns 100,000 shares of record. Her minor child owns 50,000 shares of record. Her adult child owns 50,000 shares of record, for which she disclaims beneficial ownership.

_______________________

Future Sales by Existing Stockholders

A total of 10,300,000 shares have been issued to the existing stockholders, all of which are restricted securities, as that term is defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Act. Under Rule 144, such shares can be publicly sold, subject to volume restrictions and certain restrictions on the manner of sale. Any sale of shares held by the existing stockholders (after applicable restrictions expire) and/or the sale of shares purchased in this offering (which would be immediately resalable after the offering), may have a depressive effect on the price of our common stock in any market that may develop, of which there can be no assurance.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value per share and 1,000,000 shares of Preferred Stock, $0.01 par value per share to have such preferences as our board of directors may determine from time to time. At June 30, 2006 a total of 10,300,000 common shares and no shares of Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

Preferred Stock

Our preferred shares are entitled to such rights, preferences and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

Options

We have not issued any options or other derivative securities.

Shares Eligible for Future Sale

When we complete the maximum offering, we will have 11,100,000 outstanding shares of common stock. The 800,000 shares of our common stock sold in this offering will be freely transferable unless they are purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be restricted, which means they were originally issued in offerings that were not registered on a registration statement filed with the SEC. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, including a person who may be deemed our affiliate, who has beneficially owned restricted shares of common stock for at least one year would be entitled to sell publicly within any three-month period a number of shares that does not exceed the greater of:

1% of the number of shares of our common stock then outstanding, which will equal approximately 100,000 shares immediately after the maximum offering; or the average weekly trading volume of our common stock on The Nasdaq Stock Market's National Market during the four calendar weeks before the filing of a notice on Form 144 relating to the sale.

Sales under Rule 144 are governed by manner of sale provisions and notice requirements and to the availability of current public information about us. As of May, 2007, all of the 10,300,000 restricted shares of our common stock will become eligible for sale pursuant to Rule 144, if these volume and manner of sale limitations are complied with. Until May, 2007, no restricted shares of our common stock would be eligible for sale pursuant to Rule 144. Until May, 2008, no shares of our common stock could become subject to sale under Rule 144(k). We are unable to estimate accurately the number of restricted shares that will actually be sold under Rule 144 because this will depend in part on the market price of our common stock, the personal circumstances of the sellers and other factors.

INDEMNIFICATION

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to provide indemnification to the fullest extent permitted by the laws of the State of Colorado.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

DESCRIPTION OF OUR BUSINESS

General Information

Art Design, Inc. was incorporated in the State of Colorado on January 16, 2002. We are a provider of custom framed artwork, accessories and interior design consulting. We market and sell our products and services to commercial and professional business offices, along with residential clients. We believe we have developed a presence in the State of Colorado for creating custom framed mirrors, art, and design furnishings.

Our headquarters are located at 3636 S. Jason, Englewood, Colorado 80113. Our phone number at our headquarters is (303) 781-7280. Our fiscal year end is December 31.

Overview of our Operations

We believe that we have created a business model that enables us to provide products and services to our clients in a more convenient, efficient and economical manner. We sell our products and services directly to the public and not through design professionals.

Mr. and Mrs. Sheehan operate a private company known as the Accessory Warehouse. This company markets art work, accessories, and furniture exclusively to design industry professionals. The original concept of our Company was to have a business which markets art work, accessories, furniture, and interior design consulting to the public.

We plan to purchase most, if not all, of our products from Accessory Warehouse. These products will be purchased under the same or better terms and conditions which Accessory Warehouse would give to unaffiliated third parties.

We established our business strategy on the premise that on site consulting to the public is a valuable service. We believe that most people do not have the time or expertise to furnish their offices or living spaces with art, mirrors, or other accessories.

We provide products that we believe share an aesthetic appeal and possess distinctive design elements. We combine these products with our interior design consulting, to give our clients a complete package of goods and services. We provide detailed information regarding the designer and key design and functional elements about each product. We obtain our merchandise from select domestic designers and manufacturers that meet our requirements for design, quality, packaging, and consistency of production and flow. We believe that our individual assortment of products serves as a competitive advantage.

Our two top clients in fiscal year 2004 accounted for approximately 26% of our revenues. In fiscal year 2005 our two top cliens accounted for approximately 52% of our revenues. For the three months ended June 30, 2006, our two top clients approximately 77% of our revenues. A part of our strategy is to expand the number of clients. We plan to particularly focus on this aspect of our business in the next twelve months.

We believe our success requires the development and maintenance of a broad base of residential and commercial clients. Our clients include commercial and professional business offices, along with high end homes. We target educated consumers focused on quality of life and interested in self-enrichment. Historically, our residential customers have been almost as likely to be male as female, have spanned a wide range of ages and typically have had household incomes greater than $75,000. We sell to the following commercial clients, who we believe are representative of our commercial client base in a number of different industries, including: architects, doctors, lawyers, and accountants.

Industry Overview

We believe that businesses have begun to place more emphasis on design. A November 2003 article in Fortune magazine highlighted organizational initiatives at several major corporations, which have created new positions for design professionals and promoted other design professionals, reflecting the growing importance of design in selling their products or services.

We believe small businesses, which account for all of our commercial sales, historically have also had difficulties gaining access to design furnishings. We believe that the design furnishings industry has generally marketed and sold most design products in a manner that effectively excludes small businesses as buyers. Factors that contribute to the exclusion of small businesses from the market for design products include: the imposition of minimum order requirements that often exceed such buyers’ requirements, limited physical presence of product sellers in smaller markets; and lack of interest from product distributors to sell to smaller buyers, among others. We believe this large segment of the commercial market has traditionally been underserved and will continue to be particularly receptive to our product offerings.

We believe our business model makes design-oriented products available for convenient purchase to a broad array of residential and commercial consumers, helping us further expand and penetrate the market for design products.

Operations, Management and Employees

We believe that initially operating from one location will be central to our overall success. We sell to the public through direct contact with our employees. Our plan is to concentrate our operations in the State of Colorado. We have no plans to operate in additional locations.

We have two full-time employees, not including our two officers. As we expand, we intend to hire additional employees. However, we have no present plans to do so. We may hire part-time help as needed from time-to-time for specific projects.

While our Mr. and Mrs. Sheehan have had extensive experience in our business, we must eventually recruit additional personnel. We will strive to maintain quality and consistency through the careful training and supervision of personnel and the establishment of, and adherence to, high standards relating to personnel performance and client service. We believe that we will be able to attract high quality, experienced personnel by paying competitive wages and salaries.

Marketing and Promotion

We plan to market through direct contact with prospective clients. We have no sales representative who solicits potential clients. However, Mr. and Mrs. Sheehan, along with Mrs. Gregarek, plan to use their contacts to continue to generate the clients and will attempt to develop repeat business from every project.

Patents and Trademarks

We do not currently have any patent or trademark protection. If we determine it is feasible to file for such trademark protection, we still have no assurance that doing so will prevent competitors from using the same or similar names, marks, concepts or appearance.

Competition

The market for residential and commercial furnishings is fragmented with no single company holding a dominant market position. The market includes numerous smaller specialty retailers, as well as department stores, larger mass merchandisers and interior design stores, with department stores commanding a decreasing percentage of the furnishings industry compared to specialty retailers. In recent years, the industry has been characterized by consolidation, the withdrawal of certain retailers from the marketplace and a de-emphasis by traditional department stores on upscale merchandise, leaving fewer large competitors focused exclusively on this segment of the furnishings market.

We face competition from several sources, including the following:

•	design companies selling solely through catalog and online;

•	regional retailers specializing in design;

All of our competitors are larger than us and have substantially greater financial, marketing and other resources than we do.

The U.S. retail industry, along with the catalog and online commerce sectors are highly competitive, dynamic in nature and have undergone significant change over the past several years. Our ability to anticipate and respond successfully to these changes is critical to our long-term growth. If we are unable to maintain or increase our market share or compete effectively in the furnishings market, our business, financial condition and operating results would be adversely affected.

We believe that the ability to compete successfully is determined by a variety of factors, including quality of product selection, effective product presentation, client service and pricing. We believe that we can compete favorably on the basis of these factors.

We also believe that we offer our clients flexibility and cost savings because our overhead is lower than many of our competitors. However, we cannot guarantee that we will be able to successfully compete.

Government and Industry Regulation

We are not subject to any material government or industry regulation.

Employees and Employment Agreements

We have two full-time employees, not including our two officers. As we expand, we intend to hire additional employees. However, we have no present plans to do so. We may hire part-time help as needed from time-to-time for specific projects. We do not pay salaries to our two officers. However, we reimburse them for any out-of-pocket expenses they incur on our behalf. In addition, in the future, we may approve the payment of salaries for our management, but currently, no such plans have been approved. We do not currently pay for vacation, holidays or provide major medical coverage. None of our officers or directors is a party to any employment agreement. However, we may adopt such plans in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following table provides selected financial data about us for the year ended December 31, 2005 and for the six months ended June 30, 2006. For detailed financial information, see the audited and unaudited Financial Statements included in this prospectus.
Balance Sheet Data: 12/31/05

Cash	$6,090
Total assets	$14,428
Total liabilities	$50,881
Shareholders' equity	($36,453)

Balance Sheet Data: 6/30/06

Cash	$53,232
Total assets	$70,912
Total liabilities	$48,181
Shareholders' equity	$22,731

Operating Data: 12/31/05

Sales-net of returns	$62,009
Cost of Goods Sold	$54,183
Gross Profit	$7,826
Operating Expenses	$10,806
Net Income	$(2,953)

Operating Data: 6/30/06

Sale-net of returns	$16,135
Cost of Goods Sold	$15,227
Gross Profit	$908
Operating Expenses	$5,923
Net Income	$(5,015)

Results of Operations

We have a history of losses. We have never been profitable. Furthermore, our losses may continue into the future. We had a net loss of $8,515 on revenues of $16,135 for the six months ended June 30, 2006, as compared to a net loss of $559 on revenues of $33,414 for the six months ended June 30, 2005.   We had a net loss of $8,953 on revenues of $62,009 for the fiscal year ended December 31, 2005, compared to a net loss of $21,784 on revenues of $73,558 for the fiscal year ended December 31, 2004. We have had declining revenues for each of the reporting periods. The changes in revenues from year to year have been a direct result of our marketing efforts, or lack thereof, and the number of clients and projects we generate.

Our accountants have expressed doubt about our ability to continue as a going concern as a result of our continued net losses. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to locate clients who will purchase our products and use our services and our ability to generate revenues.

Costs of goods sold include all direct costs incurred in selling products. We do not separate sales of different product lines into operating segments.

The difference between total sales and costs of goods is gross profit. Our costs of goods for the six months ended June 30, 2006 was $15,227, compared to $22,532 for the six months ended June 30, 2005. Our gross profit for the six months ended June 30, 2006 was $908, compared to $10,882 for the six months ended June 30, 2005. Our costs of goods for the fiscal year ended December 31, 2005 was $54,183, compared to $62,484 for the fiscal year ended December 31, 2004Our gross profit for the fiscal year ended December 31, 2005 was $7,826, compared to $11,074 for the fiscal year ended December 31, 2004.  To the extent that we sell more products and fewer consulting services, our cost of goods is a much larger factor in our gross profitability. A higher gross profit is a reflection of greater product sales but also more consulting services. We have a higher gross profit on our consulting services as compared to our product sales.

Operating expenses, which includes depreciation and general and administrative expenses for the six months ended June 30, 2006 was $9,423, compared to $11,441 for the six months ended June 30, 2005. Our operating expenses for the fiscal year ended December 31, 2005 was $16,806, compared to $32,908 for the fiscal year ended December 31, 2004. The major components of operating expenses include professional fees, salaries and associated payroll costs, rent and telephone expenses.

We believe that operating expenses in current operations should remain fairly constant as sales improve. Each additional sale and correspondingly the gross profit of such sale have minimal offsetting operating expenses. Thus, additional sales could become profit at a higher return on sales rate as a result of not needing to expand operating expenses at the same pace.

Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. This has not always been the case, since we have had a history of losses. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $90,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations. In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business.

Liquidity and Capital Resources

As of June 30, 2006, we had cash or cash equivalents of $53,232.

Net cash provided by operating activities was $242for the period ended June 30, 2006. We anticipate that overhead costs in current operations will remain fairly constant as sales improve.

Cash flows used by investing activities were $-0-for the period ended June 30, 2006.

Cash flows provided by financing activities accounted for $46,900 for the period ended June 30, 2006. These cash flows were all related to sales of stock.

Over the next twelve months our capital costs will be approximately $10,000 to $12,000 primarily to expand our current operations. We plan to buy additional equipment to be used in our operations.

We believe that the offering will provide sufficient capital in the short term for our current level of operations, which includes the time period in which we could potentially achieve profitability. This is because we believe that we can attract sufficient additional product sales and services within our present organizational structure and resources to become profitable in our operations. Additional resources will be needed to expand into additional locations, which we have no plans to do at this time.

Otherwise, we do not anticipate needing to raise additional capital resources in the next twelve months.

Until the offering is complete and the current operations become cash flow positive, our officers and directors will fund the operations to continue the business. This includes the situation in which the minimum offering is not sold. At this time we have no other resources on which to get cash if needed without their assistance.

Our principle source of liquidity is our operations. Our variation in revenues is based upon the level of our sales activity and will account for the difference between a profit and a loss. Also business activity is closely tied to the economy of Denver and the U.S. economy. A slow down in interior design work will have a negative impact to our business. In any case, we try to operate with minimal overhead. Our primary activity will be to seek to expand the interior design projects and, consequently, our sales. If we succeed in expanding our client base and generating sufficient sales, we will become profitable. We cannot guarantee that this will ever occur. Our plan is to build our company in any manner which will be successful.

Plan of Operation

Our plan is to operate for this fiscal year at a profit or at break even. Our plan is to attract sufficient additional product sales and services within our present organizational structure and resources to become profitable in our operations.

Currently, we are conducting business in only one location in the Denver Metropolitan area. We have no plans to expand into other locations or areas. The timing of the completion of the milestones needed to become profitable are not directly dependent on the success of this Offering. We believe that we can achieve profitability as we are presently organized with sufficient business.

Other than the shares offered by this prospectus no other source of capital has been identified or sought.

If we are not successful in our operations we will be faced with several options:

1.	Cease operations and go out of business;

2.	Continue to seek alternative and acceptable sources of capital;

3.	Bring in additional capital that may result in a change of control; or

4.	Identify a candidate for acquisition that seeks access to the public marketplace and its financing sources.

Currently, we have sufficient capital to implement our proposed business operations or to sustain them for the next twelve months. If we can become profitable, we could operate at our present level indefinitely.

If we raise less than the maximum in this offering, we will use the funds raised as disclosed in "Use of Proceeds" as discussed in this registration statement. If we only raise the minimum offering, we will use the funds raised as disclosed in "Use of Proceeds" as discussed in this registration statement. With the proceeds of only the minimum offering, we believe that we can adjust our sales and expenses to operate for at least one year before we become profitable or go out of business.

To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

Proposed Milestones to Implement Business Operations

At the present time, we are operating from one location in the Denver Metropolitan area. Our plan is to make our operation profitable during the current fiscal year. We estimate that we must generate at least $10,000 in sales per month to be profitable.

We believe that we can be profitable or at break even by the end of the current fiscal year, assuming sufficient sales. Based upon our current plans, we have adjusted our operating expenses so that cash generated from operations and from working capital financing is expected to be sufficient for the foreseeable future to fund our operations at our currently forecasted levels. This has not always been the case, since we have had a history of losses. To try to operate at a break-even level based upon our current level of anticipated business activity, we believe that we must generate approximately $90,000 in revenue per year. However, if our forecasts are inaccurate, we will need to raise additional funds. On the other hand, we may choose to scale back our operations to operate at break-even with a smaller level of business activity, while adjusting our overhead to meet the revenue from current operations . In addition, we expect that we will need to raise additional funds if we decide to pursue more rapid expansion, the development of new or enhanced services and products, appropriate responses to competitive pressures, or the acquisition of complementary businesses or technologies, or if we must respond to unanticipated events that require us to make additional investments. We cannot assure that additional financing will be available when needed on favorable terms, or at all.

We expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect approximately $35,000 in operating costs over the next twelve months. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues or additional financing when needed could cause us to go out of business

No commitments to provide additional funds have been made by management or current shareholders. There is no assurance that additional funds will be made available to us on terms that will be acceptable, or at all, if and when needed. We expect to continue to generate and increase sales, but there can be no assurance we will generate sales sufficient to continue operations or to expand.

We also are planning to rely on the possibility of referrals from clients and will strive to satisfy our clients. We believe that referrals will be an effective form of advertising because of the quality of service that we bring to clients. We believe that satisfied clients will bring more and repeat clients.

In the next 12 months, we do not intend to spend any funds on research and development and do not intend to purchase any large equipment.

Recently Issued Accounting Pronouncements

We do not expect the adoption of any recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position, or cash flows.

Seasonality

We do not expect our sales to be impacted by seasonal demands for our products and services.

DESCRIPTION OF PROPERTY

We currently own various items of office equipment. We rent office and production space under a verbal month to month lease at a cost of $500 per month from Accessory Warehouse, an entity owned by Kathy and Todd Sheehan, who are our principal shareholders. This office and production space is located at 3636 S. Jason, Englewood, Colorado 80113. We currently carry no inventory and have no other property. With the proceeds of this offering, we plan to acquire some inventory. See “Use of Proceeds.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We rent office and production space under a verbal month to month lease at a cost of $500 per month from Accessory Warehouse, an entity owned by Kathy and Todd Sheehan, who are our principal shareholders.

We purchase most, if not all, of our products from Accessory Warehouse. These products will be purchased under the same or better terms and conditions which Accessory Warehouse would give to unaffiliated third parties. We also pay operating expenses, including rent, to Accessory Warehouse.

We recorded compensation expense of $500 per month in 2004, 2005 and for the six months ended June 30, 2006 for administrative and management services donated to the Company by an officer. Total donated services compensation expense for the same periods was $6,000, $6,000, and $3,500.

On June 30, 2006, we had payables to Accessory Warehouse of $9,646 for materials, services and rent advanced to us. On December 31, 2004 and 2005, the respective payables were $10,551 and $6,646.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock. Following completion of this offering, we intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board. As of June 30, 2006, we had thirty-eight holders of our common stock.

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•	contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•	the bid and offer quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

 In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling their securities.

Reports

Once our registration statement under Form SB-2 has been declared effective, we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish unaudited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Stock Transfer Agent

The stock transfer agent for our securities is Mountain Share Transfer, located at 1625 Abilene Drive, Broomfield, Colorado 80020. Their telephone number is (303)460-1149.

SUBSCRIPTION AGREEMENT AND PROCEDURES

We will accept no subscriptions or indications of interest until our registration statement is effective. At that point, all subscriptions must be made by the execution and delivery of a subscription agreement, a form of which is attached to this prospectus as Annex A. By executing the subscription agreement, each purchaser will agree to pay the purchase price of the shares subscribed for at the closing at which such subscription is accepted. We have the right to revoke any offers made under this prospectus and to refuse to sell shares to a particular subscriber if the subscriber does not promptly supply all information we request or if we disapprove the sale. Subscriptions are not binding until accepted. We will refuse any subscription by giving written notice to the subscriber by personal delivery or first-class mail. We may reject any subscription at any time prior to acceptance, in whole or in part, in our sole discretion.

In order to subscribe for shares, a prospective investor must deliver the following documents to the placement agent:

1. a complete and executed subscription agreement, in the form attached to this prospectus as Annex A;

2. a complete and executed investor suitability questionnaire, in the form provided by us, if we find it necessary; and

3. the full amount of the subscription price paid in United States dollars in cash or by check, bank draft or money order made payable to Art Design, Inc.-Community Banks of Colorado Escrow Account.

EXPERTS AND LEGAL COUNSEL

Our financial statements included in this prospectus have been audited by independent certified public accountants. We include those financial statements in reliance on the report of the firm of Ronald R. Chadwick, P.C., of Aurora, Colorado, given upon their authority as experts in accounting and auditing.

The law firm of David Wagner & Associates, P.C. of Greenwood Village, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering. An affiliate of this firm owns 200,000 shares of our common stock.

AVAILABLE INFORMATION

We have filed this registration statement on Form SB-2, of which this prospectus is a part, with the U.S. Securities and Exchange Commission. Upon completion of this registration, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-KSB, 10-QSB and 8-KSB, proxy statements, under Sec.15(d) of the Exchange Act, and other information with the Commission. Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F. Street N.E., Washington, D.C. 20549. Copies of all materials may be obtained from the Public Reference Section of the Commission's Washington, D.C. office at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

ANNEX A

Form of Common Stock Subscription Agreement

Art Design, Inc.
3636 S. Jason
Englewood, Colorado 80113

Gentlemen:

This subscription agreement relates to the offer made Art Design, Inc., a Colorado corporation (the "Company"), to sell between $100,000 (the "Minimum Offering") and $200,000 (the "Maximum Offering") in shares of Company common stock (the "Shares"), pursuant to the prospectus filed with the SEC, and as same may be amended or supplemented from time to time (the "Prospectus'). The undersigned has received a copy of the Prospectus and wishes to purchase Shares on the terms, and subject to the conditions, set forth below and in the Prospectus. The undersigned understands that pending sale of the $100,000 minimum, all proceeds will be held in a non-interest bearing escrow account by the Escrow Agent for this offering.

1.	Subscription.

1.1
The undersigned hereby irrevocably subscribes, in accordance with the terms and conditions of this Subscription Agreement (the "Agreement"), for the purchase of the number of Shares, at the price per Share, set forth on the signature page to the Agreement. The undersigned hereby delivers to the Company (i) an executed copy of this Agreement, (ii) an executed copy of the Investor Suitability Questionnaire, if applicable, and. (iii) personal, bank, cashier's check or wire transfer for the aggregate purchase price, as reflected on the signature page to this Agreement (the "Purchase Price") payable to "Community Banks of Colorado, Escrow Agent, for Art Design, Inc., as Escrow agent", as follows:

    [Escrow Agent]
    [Bank]
    [ABA Routing No.]
    [Account No.]
    [Reference]

1.2
The Purchase Price and the executed Agreement will be held, for the benefit of the undersigned until accepted by the Company pursuant to Section 2 below. If the Agreement is not accepted by _____ , 2006 in accordance with Section 2 of this Agreement (the "Termination Date"), then, the Purchase Price will be promptly returned to the undersigned.

1.3
After a determination has been made, based upon the undersigned's representations herein, that the undersigned is a suitable purchaser of the Shares and the conditions set forth in Section 2 are met, the Company will accept this Agreement and the Escrow Agent will deliver the Purchase Price to the Company. Following delivery of the Purchase Price, the Company shall promptly deliver to the undersigned a stock certificate representing the number of Shares for which the undersigned hereby subscribes.

2.
Acceptance of Agreement. It is understood and agreed that the Company shall have the right to accept or reject this Agreement, in whole or in part, for any reason whatsoever. The shares will be offered at a price of $0.25 per share for a period of one hundred and twenty (120) days from the date of this prospectus, subject to a ninety (90) day extension, for a potential total of 210 days.

3.
Representations and Warranties of Subscriber. Tie undersigned hereby represents and warrants to the Company (knowing that the Company will be relying on these matters to determine the undersigned's suitability as an investor and the availability of securities law exemptions) that:

A-l

3.1
The undersigned has received the Prospectus. Additionally, the Company has afforded the undersigned or the undersigned's representative with access to and an opportunity to obtain other information regarding the Company requested by the undersigned. The undersigned has not relied on any oral representations of any kind.

3.2
The undersignedis not "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act of 1933 (the `Securities Act"), meaning that the undersigned has either (i) an individual net worth or joint net worth with the undersigned's spouse in excess of$l,000.000, or(ii) an individual annual income in excess of $200,000 in each of the two most recent years r a joint income with the undersigned's spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level (ii) the current year, or (iii) if a corporation. trust or partnership net formed for the specific purpose of the investment in the Shares, total assets in excess of $7,000.000. All statements made by the undersigned in the Investor Suitability Questionnaire are true, complete and correct.

3.3
Immediately prior to the undersigned's execution of this Agreement, the undersigned had such knowledge and experience in financial and business matters: (including experience with investments of a similar nature), that the undersigned was capable of evaluating the merits and risks of an investment in the Shares.

3.4
The undersigned recognizes that the purchase of the Shares is a speculative investment that involves a high degree of risk, including but not limited to those risks referred to in the Prospectus, and is suitable only for persons with the financial capability of making and holding long-term investments not readily reducible to cash.

3.5
The undersigned, if not an individual investor, is empowered and duly authorized to enter into tins Agreement under its governing document, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision and the like.

3.6	The type of ownership in which the undersigned is applying to purchase Shares is as follows: (Check One)

_______	INDIVIDUAL OWNERSHIP (One signature required)
_______	JOINT TENANTS WITH RIGHT OF SURVIVORSHIP (Both parties must sign)
_______	TRUST (Please include name of trustee, date trust was formed and a copy of the Trust Agreement or other authorization)
_______	CORPORATION (Please include Certified Corporate Resolution authorizing signature)
_______	PARTNERSHIP (Please include a copy of the Statement of Partnership or Partnership Agreement authorizing signature)
_______	COMMUNITY PROPERTY (Two signatures required)
_______	TENANTS-IN-COMMON (Both parties must sign)

4.
Continuing Obligation to Furnish Information. These representations and warranties are true, complete and accurate as of the date hereof and shall be true, complete and accurate as of the date of delivery of the Purchase Price to the Company and shall survive such delivery. If, in ally respect, such representations and warranties shall not be true and accurate prior to receipt of notice of acceptance of this Agreement, the undersigned shall give written notice of such fact to the Company, specifying which representations and warranties are not true and accurate and the reasons therefore.

5.	Miscellaneous.

5.1	Survival. The representations and warranties made herein shall survive the consummation of the transaction contemplated hereby.

5.2	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, without regard to principles of conflicts of laws.

5.3
In the event that any dispute where to arise in connection with this Agreement or with the undersigned's investment in the Company, the undersigned agrees, prior to seeking any other relief at law or equity, to submit the matter to binding arbitration in accordance with the rules of the National Association of Securities Dealers at a place to be designated by the Company.

5.4
Entire Agreement; Amendment. This agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all other written or oral agreements, understandings and negotiations. This Agreement may not be amended except by a writing signed by both the Company and the undersigned.

5.5
Attorneys' Fees. If any action at law and in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party maybe entitled.

5.6	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Agreement this _______ day of ______________________, 2006.

Signature(s)

Name(s) of Subscriber(s)

Address

_______________________________________________

_______________________________________________

_______________________________________________

Social Security or Tax I.D. No.

_______________________________________________

Purchaser Representative (if any)

_______________________________________________

Name and Address
_______________________________________________

_______________________________________________

_______________________________________________

ACCEPTANCE

The foregoing subscription is hereby accepted and receipt of payment is hereby acknowledged with respect to Shares.

Dated: ________________________________

Art Design, Inc.

By __________________________________
      Authorized Officer

ART DESIGN, INC.

FINANCIAL STATEMENTS

December 31, 2004 and 2005,
& June 30, 2006 (Unaudited)

TABLE OF CONTENTS

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Art Design, Inc.
Englewood, Colorado

I have audited the accompanying balance sheets of Art Design, Inc. as of December 31, 2004 and 2005, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Art Design, Inc. as of December 31, 2004 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado                  /s/ Ronald R. Chadwick, P.C.
June 12, 2006                    RONALD R. CHADWICK, P.C.

ART DESIGN, INC.

BALANCE SHEETS

			June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)

ASSETS

Current assets
Cash	$15,902	$6,090	$53,232
Accounts receivable	4,510	2,751	5,481
Total current assets	20,412	8,841	58,713

Deferred offering costs			7,500
Fixed assets	13,269	13,269	13,269
Less accumulated depreciation	(6,655)	(7,682)	(8,570)
	6,614	5,587	12,199

Total Assets	$27,026	$14,428	$70,912

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$-	$235	$4,334
Accounts payable - related party	10,551	6,646	9,646
Unearned revenue	5,975	-	-
Note payable - related party	44,000	44,000	34,201
Total current liabilties	60,526	50,881	48,181

Total Liabilities	60,526	50,881	48,181

Stockholders' Equity
Preferred stock, $.10 par value;
1,000,000 shares authorized;
No shares issued & outstanding	-	-	-
Common stock, no par value;
50,000,000 shares authorized;
1,000 shares (2004 & 2005) and
10,300,000 shares (June 2006)
issued & outstanding	1	1	10,300
Additional paid in capital	6,999	12,999	70,399
Accumulated deficit	(40,500)	(49,453)	(57,968)

Total Stockholders' Equity	(40,500)	(36,453)	22,731

Total Liabilities and Stockholders' Equity	$27,026	$14,428	$70,912

The accompanying notes are an integral part of the financial statements.

ART DESIGN, INC.

STATEMENTS OF OPERATIONS

			Six Months
			Ended
	Year Ended	Year Ended	June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)

Sales - net of returns	$73,558	$62,009	$16,135
Cost of goods sold	15,973	23,605	6,567
Cost of goods sold - related party	46,511	30,578	8,660

Gross profit	11,074	7,826	908

Operating expenses:
Amortization & depreciation	2,361	1,027	888
General and administrative	12,547	9,779	5,035
General and administrative - related party	18,000	6,000	3,500
	32,908	16,806	9,423

Gain (loss) from operations	(21,834)	(8,980)	(8,515)

Other income (expense):
Other income	50	27	-
	50	27	-

Income (loss) before
provision for income taxes	(21,784)	(8,953)	(8,515)

Provision for income tax	-	-	-

Net income (loss)	$(21,784)	$(8,953)	$(8,515)

Net income (loss) per share
(Basic and fully diluted)	$(21.78)	$(8.95)	$(0.00)

Weighted average number of common shares outstanding	1,000	1,000	3,084,000

The accompanying notes are an integral part of the financial statements.

ART DESIGN, INC.

STATEMENTS OF STOCKHOLDER'S EQUITY

	Common Stock				Stock-
		Amount	Paid in	Accumulated	holders'
	Shares	($.001 Par)	Capital	Deficit	Equity

Balances at December 31, 2003	1,000	$1	$999	$(18,716)	$(17,716)
Donated services - officer			6,000		6,000
Gain (loss) for the year				(21,784)	(21,784)

Balances at December 31, 2004	1,000	$1	$6,999	$(40,500)	$(33,500)
Donated services - officer			6,000
Gain (loss) for the year				(8,953)	(8,953)

Balances at December 31, 2005	1,000	$1	$12,999	$(49,453)	$(36,453)

Debt conversion	4,899,000	4,899	4,900	-	9,799

Issuance of stock for cash	5,400,000	5,400	49,000	-	54,400
Donated services - officer			3,500		3,500
Gain (loss) for the period	-	-	-	(8,515)	(8,515)

Balances at
June 30, 2006 (Unaudited)	10,300,000	$10,300	$70,399	$(57,968)	$22,731

The accompanying notes are an integral part of the financial statements.

ART DESIGN, INC.

STATEMENTS OF CASH FLOWS

			Six Months
			Ended
	Year Ended	Year Ended	June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$(15,784)	$(2,953)	$(5,015)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Amortization & depreciation	2,361	1,027	888

Donated services	6,000	6,000	3,500
Accounts receivable	1,465	1,759	(2,730)
Accrued payables - related party	6,476	(3,905)	3,000
Accrued payables	-	235	4,099
Unearned revenue	-	(5,975)	-
Net cash provided by (used for)
operating activities	(5,482)	(9,812)	242

Cash Flows From Investing Activities:
Fixed assets	(2,001)	-	-
Net cash provided by (used for)
investing activities	(2,001)	-	-

(Continued on Following Page)

The accompanying notes are an integral part of the financial statements.

ART DESIGN, INC.

STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

			Six Months
			Ended
	Year Ended	Year Ended	June 30, 2006
	Dec. 31, 2004	Dec. 31, 2005	(Unaudited)

Cash Flows From Financing Activities:
Note payable - related party	$15,000	$-	$-
Deferred offering costs	-	-	(7,500)
Issuance of common stock	-	-	54,400
Net cash provided by (used for)
financing activities	15,000	-	46,900

Net Increase (Decrease) In Cash	7,517	(9,812)	47,142

Cash At The Beginning Of The Period	8,385	15,902	6,090

Cash At The End Of The Period	$15,902	$6,090	$53,232

Schedule Of Non-Cash Investing And Financing Activities

In 2006 the Company issued 4,899,000 shares valued at $9,799 for related party debt relief.

Supplemental Disclosure

Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of the financial statements.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Art Design, Inc. (the “Company”), was incorporated in the State of Colorado on January 16, 2002. The Company sells art work and interior decorating to professional and business offices.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Accounts receivable

The Company reviews accounts receivable periodically for collectability and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At December 31, 2004 and 2005, and June 30, 2006 the Company had no balance in its allowance for doubtful accounts.

Property and equipment

Property and equipment are recorded at cost and depreciated under accelerated methods over each item's estimated useful life.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms, generally when ordered products are shipped, and any corresponding consulting and design services have been rendered.

Advertising costs

Advertising costs are expensed as incurred. The Company had no advertising costs in 2004, 2005, or for the six months ended June 30, 2006.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income tax

The Company is currently treated as an S-Corporation for income tax purposes, and therefore pays no income taxes at the corporate level.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Financial Instruments

The carrying value of the Company’s financial instruments, as reported in the accompanying balance sheets, approximates fair value.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standard 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. If impairment testing indicates a lack of recoverability, an impairment loss is recognized by the Company if the carrying amount of a long-lived asset exceeds its fair value.

Products and services, geographic areas and major customers

The Company earns revenue from the sale of art products and design services, but does not separate sales of different product lines into operating segments. The Company does not separately report revenue from art products versus that from design and consulting services, as both are generally sold to the customer as part of a complete package, making separation impractical. In 2004 two customers accounted for 26% of sales, in 2005 two customers accounted for 52% of sales, and for the six months ended June 30, 2006 two customers accounted for 77% of sales. All sales each year were domestic and to external customers.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs (An Amendment of ARB No. 43, Chapter 4)”. SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151 which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions (An Amendment of FASB Statements No. 66 and 67)”. SFAS 152 amends FASB 66 and 67 to reference the accounting and reporting guidance for real estate time-sharing transactions provided for in AICPA Statement of Position 04-2. of The Company has adopted the provisions of SFAS No. 152 which are effective for financial statements for fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets (An Amendment of APB No. 29)”. SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for nonmonetary exchanges of similar productive assets, and replaces that exception with a general exception for nonmonetary assets that do not have commercial substance. The Company has adopted the provisions of SFAS No. 153 which are effective in general for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In March 2005, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In August 2005, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 154, “Accounting Changes and Error Corrections." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, requiring in general retrospective application to prior periods' financial statements of changes in accounting principle. The Company has adopted the provisions of SFAS No. 154 which are effective for accounting changes and corrections of errors beginning after December 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

In March 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 155, “Accounting for Certain Hybrid Financial Instruments." SFAS 155 resolves certain accounting issues related to various hybrid financial instruments. The Company has adopted the provisions of SFAS No. 155 which are effective for fiscal years beginning after September 15, 2006. The adoption did not have a material effect on the results of operations of the Company.

NOTE 2.   RELATED PARTY TRANSACTIONS

The Company has a note payable to a Company officer. The note is unsecured and payable upon demand. The note bears interest at 8% per annum if not paid promptly upon demand. The outstanding principal balance on the note was $44,000 at December 31, 2004 and 2005, and $34,201 at June 30, 2006.

The Company purchases materials from and pays occasional operating expenses to a company related through common control. Cost of goods sold incurred from the related company was $46,511, $30,578, and $8,660 in 2004, 2005 and for the six months ended June 30, 2006, and operating expenses paid were $12,000 in 2004. The Company had related party payables at December 31, 2004 and 2005, and June 30, 2006 of $10,551, $6,646 and $9,646, for materials, services and rent advanced to the Company.

The Company also recorded compensation expense of $500 per month in 2004, 2005 and for the six months ended June 30, 2006 for administrative and management services donated to the Company by an officer. Total donated services compensation expense for the same periods was $6,000, $6,000, and $3,500.

NOTE 3.   FIXED ASSETS

Fixed asset values recorded at cost are as follows:

	2004	2005	June 30, 2006

Furniture & Fixtures	$2,560	$2,560	$2,560
Computers	6,511	6,511	6,511
Leasehold Improvements	4,198	4,198	4,198
	13,269	13,269	13,269
Less accumulated depreciation	(6,655)	(7,682)	(8,570)
Total	$6,614	$5,587	$4,699

Depreciation expense in 2004, 2005 and for the three months ended June 30, 2006 was $2,361, $1,027 and $888.

ART DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2004 and 2005, & June 30, 2006 (Unaudited)

NOTE 4.   LEASE COMMITMENT

The Company rents office and production space at $500 per month on a verbal month to month basis from a corporation under common control. Rent expense at December 31, 2004 and 2005, and June 30, 2006 was $16,250 and $6,000 and $3,000.

NOTE 5.   GOING CONCERN

The Company has suffered recurring losses from operations and has a large working capital deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. Management believes that actions presently being taken to obtain additional funding provide the opportunity for the Company to continue as a going concern.

NOTE 6.   STOCK OFFERING

The Company is currently planning to sell up to 800,000 shares of its common stock on a best efforts basis for $0.25 per share, or $200,000, under a Form SB-2 offering. The costs of this offering through June 30, 2006 amounted to $7,500. This amount will reduce the offering proceeds if the offering is successful, or will be deducted as part of operations if the offering is unsuccessful.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers.

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The prior discussion of indemnification in this paragraph is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions. However, we are informed that, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Item 25. Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows:

Legal and consulting fees	$20,000
Accounting	5,000
Registration fees	100
Printing of Prospectus	2,000
Miscellaneous	900

TOTAL	$27,000

Item 26. Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of securities without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitation were involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

On May 17, 2006, we issued common shares at $.001 per share for cash to the following persons and entities:

Name	Number of Shares	Consideration
Kathy Sheehan	2,449,500	$2,449.50 cash and debt cancellation

Todd Sheehan	2,449,500	$2,449.50 cash and debt cancellation

Rebecca Gregarek	3,200,000	$3,200 cash

Marion Limited Liability Company	200,000	$200 cash

Total	8,299,000

Mr. and Mrs. Sheehan previously owned 500 shares each, which they acquired in January, 2002 for cash.

On June 7, 2006, we issued common shares at $0.001 per share for cash to the following persons and entities:

Name	Number of Shares

Sanders Huttner Partnership	600,000
Michael Hopkins	200,000
Don Weir	100,000
Mesia Huttner	25,000
Maury Bell	25,000
Chris Bell	25,000
Aaron Bell	25,000

Total	1,000,000

In the transactions shown above, the issuance, delivery and sale of our common stock were made pursuant to the private offering exemption within the meaning of Section 4(2) of the Act because the offers were made to a limited number of people, all of whom received all material information concerning the investment and all of whom have had sophistication and ability to bear economic risk based upon their representations to us and their prior experience in such investments.

On June 21, 2006, we issued common shares at $.05 per share for cash to the following persons and an entity.

Name	Number of Shares

Jarrold Bachmann	50,000
Bruce Capra	20,000
Gloria Colwell	10,000
Denise Fernalld	10,000
Shaun Forstrom	5,000
Gerald Chiasson	50,000
David Gregarek	100,000
Mat Gregarek	50,000
Natalie Gregarek	50,000
Julian Shuman	50,000
Mark Kinard	10,000
Tim Kuzava	10,000
Damon Lascala	10,000
Jennifer Livermore	10,000
David Lutz	10,000
Michael Hopkins	50,000
Mark Middleton	10,000
Gary Miles	10,000
Michael Padworski	40,000
Ruth Roman	15,000
Sanders Huttner Partnership	100,000
William Secor	10,000
Jack Sheehan	50,000
Joel Sheehan	50,000
Kathy Sheehan	100,000
Paige Sheehan	50,000
Donna Tracey	10,000
John Warner	10,000
Bob Wonish	50,000

Total	1,000,000

The issuance, delivery and sale of our common stock listed above was made pursuant to Rule 504 of Regulation D of the Act. The Company filed a Form D claiming the exemption for these transactions. In addition, the Company, at the time met all of the requirements of Rule 504.

In all of the transactions shown above, we have issued stop transfer orders concerning the transfer of certificates representing all the common stock issued and outstanding as reported in this section.

There have been no further issuances of securities through the date of this Registration Statement.

Item 27. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description
3.1	Articles of Incorporation*
3.2	Amended and Restated Articles of Incorporation*
3.3	Bylaws*
5.1	Opinion re: Legality*
9.0	Form of Escrow Agreement
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (See Exhibit 5.1)*
________

  *  previously filed
________

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)  Include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Englewood, State of Colorado.

Art Design, Inc.
Date: OCTOBER 12, 2006	By:	/s/ Kathy Sheehan
Kathy Sheehan, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: OCTOBER 12, 2006	By:	/s/ Kathy Sheehan
Kathy Sheehan
Director, Treasurer, Principal Accounting Officer, and Chief Financial Officer

Date: OCTOBER 12, 2006	By:	/s/ Todd Sheehan
Todd Sheehan
Director and Secretary

Date: OCTOBER 12, 2006	By:	/s/ Rebecca Gregarek
Rebecca Gregarek
Director